Exhibit 10.3(a)

[Translation from German]

Rental Agreement

Technologiepark Heidelberg - Biopark

3rd Section

between

Technologiepark Heidelberg II

GmbH & Co. KG

Im Neuenheimer Feld 584

69120 Heidelberg

VAT ID no. DE 244 593 546

- hereinafter called Lessor -

and

Ascendis Pharma GmbH (Registered under HRB 337385 with Mannheim local court

(Amtsgericht)

represented by the managing director (Geschäftsführerin) with sole power of representation

Ms Lotte Sønderbjerg

Im Neuenheimer Feld 584

69120 Heidelberg

VAT ID no. DE 813 586 261

- hereinafter called Lessee -

Rented premises

Building:	Im Neuenheimer Feld 583-584, 69120 Heidelberg

Floor:	Ground floor (INF 584), 1st floor (INF 583) and 2nd floor (INF 584),

More specific designation:	Partial areas (not entire floor)

More specific description:	See para. 3.1

Jan. 30, 2013 09:14	Page 2 of 21 of the Rental Agreement

Foundations of Agreement, Condition Precedent

By virtue of a heritable building right contract with Technologiepark Heidelberg GmbH Lessor holds a subsidiary heritable building right to a property belonging to the Municipality of Heidelberg, shown outlined in red on the site plans attached as Appendix 1 (complex of buildings 582-584). On this plot of land to which a heritable building right attaches, Lessor has erected a laboratory and office building for the use of biotechnology companies wishing to pursue scientific research and development or to manufacture products in this context. Together with other building projects marked on the site map, the building is called “Technologiepark Heidelberg - Biopark, 3rd Section”.

Lessor has reached an agreement with Technologiepark Heidelberg GmbH whereby Technologiepark Heidelberg GmbH must give its consent to the conclusion of rental agreements.

The project and intended purpose have been explained to the Lessee. Plans for the overall project and the rental property were discussed in depth. The Lessee is thus aware of the site, size, and type of use envisaged and also knows about the design and outfit and that to some extent the buildings and outside facilities are supplied and maintained jointly.

Lessor has chosen to subject the rental revenues to turnover tax. The Agreement is therefore founded on the exercise of an activity that is liable to turnover tax and generates no more than insignificant amounts of tax exempt turnover equivalent to de minimis limits valid at the time.

Lessee assures that he/she is an entrepreneur within the meaning of the tax regulations. The Lessee shall ensure that the rented property is used only for turnover that does not preclude the deduction of input tax. The rented property may only be used to generate such levels of tax-exempt turnover, known as the “de minimis” limit, that will not prejudice Lessor’s exercise of the option under the current tax regulations in their latest revisions (at present 5% pursuant to no. 148 a para. 3 sentence 2 of the Turnover Tax Regulations 2005 (Umsatzsteuerrichtlinie 2005)).

The following appendices are attached to the Rental Agreement:

Appendix 1 + 1a	Site map and plans of the rental property

Appendix 2	Lessee’s declaration of intended purpose dated Nov. 26, 2012

Appendix 2a	Excerpt from Lessee’s entry in the Commercial Register of Jan. 2, 2013

Appendix 3	Calculation of rented areas and composition pursuant to DIN 277, net internal area (Nettogrundfläche, NGF) pursuant to para. 3.1

Appendix 4	Site map, parking spaces

Appendix 5	Ordinance on the Distribution of Running costs (BetrKV)

Appendix 6	Alteration work

Appendix 7	Approval of Technologiepark Heidelberg GmbH dated Dec. 3, 2012

Appendix 8	Direct debit authorization

Appendix 9	Safety regulations and instructions for using the multi-parking system in the underground car park

Appendix 10	Fire regulations

Appendix 11	Laboratory equipment provided by Lessor (not applicable)

Jan. 30, 2013 09:14	Page 3 of 21 of the Rental Agreement

The rental property is let solely for the purpose described in Appendix 2 on the following terms and conditions:

1.	Rental term and termination

1.1	The tenancy begins on 1st April 2013. The Parties to the Agreement will document the handing-over of the property in the course of a joint tour of inspection.

1.2	When the rental property is handed over a record will be prepared noting its condition and signed by both parties. Any defects existing at this time that do not seriously hamper the Lessee’s business operations shall be rectified by the Lessor within a reasonable period of time.

1.3	The Lessor will hand the Lessee the necessary keys or transponders for the property and the rented premises. At own expense Lessee may request the Lessor to supply additional keys / transponders. A separate record concerning keys will be prepared.

1.4	The tenancy is firmly agreed until 31 Jan. 2015 (fixed rental term).

The lease shall be extended for a period of 24 months unless one Party serves notice of termination no later than 12 months before the expiry of the fixed rental term or the extension period. The notice to terminate shall be submitted in writing by the legal representative of the Lessee or Lessor.

1.5	In no cases of termination of the tenancy shall Section 545 BGB (German Civil Code) be applicable, so that the tenancy is not tacitly continued due to lack of protest.

1.6	Either Party may cancel the rental of parking spaces by serving notice of one month to the end of the month. The cancellation notice must be submitted in writing by the legal representative of the Lessee or Lessor.

1.7	The Parties are aware that delays may arise during the previous tenant’s moving out process. If this should result in a postponed hand-over of the property, the Lessee may constitute no rights therefrom, in particular this shall not constitute the right to cancel the Rental Agreement or claim damages, provided that the premises are handed over within two months of the hand-over date named in para. 1.1. If the hand-over cannot be made on the date named in para. 1.1. due to circumstances that are no fault of the Lessor, the start of the rental term shall be delayed for the duration of the hindrance.

If the Lessor delays the hand-over for more than two months for reasons within his/her control, the Lessee is entitled, while giving advance warning naming a grace period for performance of at least one month, to claim damages for the time starting at the end of the grace period or to withdraw from the contract.

Jan. 30, 2013 09:14	Page 4 of 21 of the Rental Agreement

2.	Premature ending of the rental period

2.1	Apart from the legally defined grounds for termination without notice (in particular Sections 543, 569 para. 2 in conjunction with Section 578 para. 2 BGB/German Civil Code) Lessor is entitled, provided prior written warning with stated grace period for remedy has been delivered, to terminate the tenancy without notice if:

a)	A request to initiate insolvency proceedings against the Lessee has been refused due to lack of assets, if the Lessee ceases to make payments, enters into an out-of- court settlement procedure, reduces total liable capital or a bill that the Lessee issued is protested.

b)	The Lessee violates the rental purpose as described in Appendix 2 or the obligation to operate despite demands for remedy and fails to immediately desist from the violation following receipt of Lessor’s reiteration of the complaint sent by registered letter;

c)	The Lessee generates more than merely insignificant turnover tax exempt revenues;

d)	The deposit (security for rent) is not paid within the period allotted;

e)	The Lessee has not furnished the Lessor with evidence at the start of the tenancy or before commencement of activity that insurance has been purchased pursuant to para. 7 sub-para. 7.6 letters a) and b) and pursuant to para. 7 sub-para. 8.1. As far as possible the Lessor will give the Lessee a grace period of 14 days to provide proof of adequate insurance cover prior to terminating the lease. The granting of a grace period is not a precondition for the effectiveness of notice to terminate the lease.

2.2	The Lessee shall inform the Lessor immediately if an application to open insolvency proceedings has been filed.

2.3	If the tenancy is terminated without notice on the part of the Lessor, the Lessee is liable to the Lessor for any losses suffered thereby. The Lessor shall prove that he/she is striving to limit the losses, e.g. by immediately taking steps to find a new tenant for the property.

2.4	If the tenancy is terminated without notice by the Lessee for good cause in accordance with legal regulations, the Lessor shall be liable to the Lessee for losses sustained by termination due to Lessor’s culpability. In this case the Lessee shall prove that he/she has strived to limit the losses, which shall in particular include renting other comparable business premises.

3.	Rental property

3.1	The Lessor lets to the Lessee floor space/sections in the building “Im Neuenheimer Feld 583 and 584” as marked in colours in the attached plans (Appendix 1a). The separate elements are:

INF 583, 1st floor, right, storeroom 1.214

INF 584, basement, compressor room

INF 584, ground floor, right

INF 584, 2nd floor, left

Jan. 30, 2013 09:14	Page 5 of 21 of the Rental Agreement

The spaces are designated on the plans in accordance with the plans valid at the time the drawings were made. The present, actual use may differ. The plans do not constitute a guaranteed characteristic.

Moreover the Lessor lets to the Lessee those spaces and sections of the building which the Lessor makes available to several or all of the tenants for their common use, such as e.g. entrance areas, lobby, elevator shafts, elevator lobbies, and staircases. The rental area is the net internal area (NGF) in accordance with DIN 277 standard, meaning the main and ancillary usable areas, the circulation and functional areas that are reserved exclusively for the Lessee’s use and the measured area of movable walls and a pro rata share of the circulation, function and usable areas that are in common use. The area taken up by service shafts is not included in the rental area.

The communal area is agreed as a flat rate equivalent to 6% of the total of the areas let to individual users. To account for the pro rata share of the communal areas, therefore, the figure for the total rental area which the Lessee has the exclusive right to use is increased by 6%.

3.2	The fit-out of the rental property consists of the basic fit-out of the building plus, where appropriate, special structural features (see Appendix 1b) and the tenant’s additional fixtures and fittings.

3.3	Prior to commencing any alteration work the Lessee is required to apply to the Lessor for permission. Not all of the laboratory areas and offices in the building have air- conditioning, so that they can become over-heated on very hot days. This does not constitute a defect in the rental property. The Lessee is obliged to rectify the situation himself if necessary, e.g. with appropriate ventilation.

3.4	For the end-of-tenancy treatment of fixtures that the Lessee has built into the premises see para. 12.

3.5	Parking spaces

The Lessee lets outside parking spaces no. 33 to 36 and underground garage spaces 3- 6, 11-36, 50-53 and 66 in accordance with Appendix 4 of the Rental Agreement.

•

The Lessee accepts the parking space(s) as seen and recognizes their condition as being in accordance with the Agreement. Constructional or other alterations to the parking spaces are not permissible. At the end of the rental period the parking spaces are to be returned in clean condition.

•	Sub-letting is not permitted.

•	The Lessor accepts no liability whatsoever, unless he/she has been guilty of gross negligence or wilfulness.

•	The Lessee shall comply with police regulations regarding car parking spaces.

•	Neither fuel nor empty fuel canisters may be stored there. Sounding the horn, loud running of engines and banging car doors, bonnets or boots are forbidden.

•	Likewise forbidden are washing cars and drawing water from the site. Repairs may not be carried out on site.

•	Cars may not be driven faster than walking pace on the site. Vehicles may not be parked on the site anywhere but on rented car parking spaces.

•	The Lessee is responsible for liaising with the janitor with regard to marking the parking spaces (signs roughly the size of an A5 sheet of paper).

Special conditions pertaining to underground car parking spaces

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•	Smoking and the use of naked flames is forbidden in the parking areas and all outbuildings.

•

The brief operating instructions for use of the park lift system 402-170 are an integral part of this Rental Agreement (Appendix 9). The Lessee undertakes to observe the safety regulations and operating instructions.

4.	Rent and rent adjustments

4.1	The monthly rent and advance service charges are composed of the following items:

Offices + labs INF 584	735.13 m²

Ground floor

Offices + labs INF 584,	448.40 m²
2nd floor

Plus 6% pro rata share of communal space and areas used by all tenants:	71.01 m²

Rental area:	1,254.54 m²	à	13.17	€	=	16,522.29	€

Compressor room INF 584, Basement	20.93 m²	à	13.17	€	=	275.65	€

Storage space INF 583, 1st floor	12.90 m²	à	13.17	€	=	169.89	€

Underground parking spaces	35	à	60.00	€	=	2,100.00	€

Outside parking spaces	4	à	40.00	€	=	160.00	€

Advance running costs and service charges, currently:	1,288.37 m²	à	5.09	€	=	6,557.80	€

Subtotal:						25,785.63	€

Value added tax, currently	19%					4,899.27	€

Total per month						30,684.90	€

4.2	Not applicable

4.3	In addition to the rent a share of the interest on heritable building rights is payable that is proportional to the size of the rental property to the total leasable area unless the preconditions exist whereby the interest on heritable building rights is reduced to € 0.51 by reason of the subsidiary heritable building rights contract for the present Rental Agreement. A reduction of the interest on heritable building rights to € 0.51 is granted for a period of fifteen years (starting in 2001) for the structural development of the technology park by means of encouraging start-ups and scientific facilities to move here subject to the proviso that the premises are let to tenants engaged in scientific research or development and the manufacture of

Jan. 30, 2013 09:14	Page 7 of 21 of the Rental Agreement

products in this context or to tenants who support such purposes or are necessary or useful for the operation of the technology park. The interest on heritable building rights which may be applicable is EUR 7.39/m² for the land subject to heritable building rights measuring 11,698 m² (as at March 2011).

The interest on heritable building rights, where applicable, will be billed on a pro rata basis as part of the service charges.

4.4	The Parties also agree to the following stepped rent provision:

With the start of the 2nd rental year the rent for the rental area, storage space and parking spaces will increase by 3% per year in relation to the rent due for the prior year of rental.

4.5	The rent plus advance payments for running costs and service charges plus value added tax fall due in advance on the 1st workday of each month for that month and are payable to an account to be named by the Lessor at no charge to the latter. The Lessee authorizes the Lessor to collect the total monthly sum by direct debit in accordance with Appendix 8.

4.6	If the monthly payment has not been received five calendar days after the date stated above, the Lessor is entitled to invoice the statutory rate of interest pursuant to Sections 280 para. 2, 286, 288 para. 2 BGB/German Civil Code. The Lessor is entitled to charge a flat-rate fee of EUR 10.00 net per letter of reminder. This does not exclude the possibility of claiming further damages, however, the Lessee is at liberty to prove that losses sustained were lower than claimed.

4.7	The Lessee may offset counter-claims against the rent only if there is no dispute about such with the Lessor or a court of law has issued its final ruling on said claims. In all other cases it is not permissible to offset amounts or claim a right of retention.

The Lessee agrees that the rent due may be assigned to a third party, e.g. the refinancing bank.

5.	Running costs and service charges

5.1	The Lessee shall pay all running costs and service charges for the rental property and a pro rata share (para. 5.3) of such costs for the building “Im Neuenheimer Feld 582- 584”, the entire site and the shared facilities in the Technology Park - Biopark (3rd Section) pursuant to the Ordinance on the Distribution of Running Costs attached as Appendix 5:

1)	ongoing public encumbrances on the real estate, specifically the property tax;

2)	the costs of water supplies,

i)	which include the costs of water consumption, base fees, costs of renting or otherwise obtaining the use of water meters, the costs of using them, including the costs of calibration, preparing accounts and allocating charges, the costs of servicing water flow regulators, the costs of operating an in-house water supply facility and a water purification plant including the purifying materials;

Jan. 30, 2013 09:14	Page 8 of 21 of the Rental Agreement

3)	the costs of drainage,

i)	which include charges for draining the building and land, the costs of operating an appropriate non-public plant and the costs of operating a drainage pump;

4)	the costs

a)	of running the central heating plant plus the flue gas plant, which include the costs of fuels used and their delivery, the costs of electricity to operate the system, costs of attending to, monitoring and servicing the plant, regular inspection to ensure the plant is in working order and safe to operate including adjustments by a qualified worker, cleaning the plant and the service room, the costs of having measurements taken in compliance with the German Federal Act on Control of Emissions (Bundes-Immissionsschutzgesetz), the costs of renting or otherwise obtaining the use of equipment to record consumption and the costs of using equipment to record consumption including the costs of calibration, preparing accounts and allocating charges

i)	or

b)	of operating the central fuel supply plant,

i)	which includes the costs of fuel consumption and delivery, the costs of electricity to operate the system, the costs of monitoring the plant, the costs of cleaning the plant and service room

ii)	or

c)	the independent commercial supply of heating, including from plants as contemplated in letter a

i)	which includes payment for the supply of heating and the costs of operating the house facilities which belong to the system in accordance with letter a

ii)	or

d)	cleaning and servicing heating systems that serve one individual floor and single gas burners

i)	which includes the costs of removing water deposits and combustion residues in the plant, the costs of regular inspections to check that the plant is in working order and safe to operate and, in this connection, hiring a qualified worker to adjust any settings and the costs of taking measurements in compliance with the German Federal Act on Control of Emissions (Bundes-Immissionsschutzgesetz);

5)	the costs

a)	of operating the central plant for the supply of hot water,

i)	which includes the costs of supplying water in accordance with no. 2, unless already included and the costs of heating water in accordance with no. 4 letter a

ii)	or

b)	the independent commercial supply of hot water, including from plants as contemplated in letter a

i)	which includes payment for the supply of hot water and the costs of operating the house facilities which belong to the system in accordance with no. 4 letter a

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ii)	or

c)	cleaning and servicing hot water devices,

i)	which includes the costs of removing water deposits and combustion residues inside the devices and the costs of regular inspections to check that they are in working order and safe to operate and, in this connection, hiring a qualified worker to adjust any settings;

6)	the costs of integrated heating and hot water plants

a) in connection with central heating plants as described in no. 4 letter a and in accordance with no. 2 unless already included therein,

i)	or

b) in connection with the independent commercial supply of heating as described in no. 4 letter c and in accordance with no. 2 unless already included therein,

i)	or

c) in connection with integrated plants to supply individual floors with heat and hot water as described in no. 4 letter d and in accordance with no. 2 unless already included therein;

7)	the costs of operating elevators and service lifts,

i)	which include the costs of electricity to operate them, the costs of supervising, attending to, monitoring and servicing the lifts, regular inspections to check they are in working order and safe to use, including any necessary adjustments by qualified workers and cleaning the lifts;

8)	the costs of street cleaning and waste removal; street cleaning costs include the charges levied for public cleaning services and the costs of any relevant non- public services; the costs of waste removal specifically include the charges levied for the provision of waste collection services, the costs of any relevant non- public services, the operating costs of the waste compactors, waste chutes and pneumatic refuse collectors and the costs of refuse recording systems including the costs of preparing accounts and allocating expenses;

9)	the costs of cleaning and pest control

i)	cleaning the building includes the costs of cleaning the parts of the building used by all tenants, such as entranceways, corridors, stairs, cellars, attic spaces, laundry rooms, the elevator cabins;

10)	the costs of looking after the gardens

i)	these include the costs of tending to the areas laid out as gardens, including planting new plants and shrubs if necessary, care of playgrounds including the renewal of sand and looking after squares, entranceways and driveways that are not open to public traffic;

11)	the costs of lighting

i)	these include costs of electricity for the outside lights and lighting in the parts of the building used by all tenants, such as entranceways, corridors, stairs, cellars, attic spaces, and laundry rooms;

12)	the costs of chimney sweeping,

Jan. 30, 2013 09:14	Page 10 of 21 of the Rental Agreement

i)	these include the fees for sweeping as laid down in the schedule of fees for the region unless not already treated as costs in connection with no. 4 letter a;

13)	the costs of property and liability insurance

i)	these specifically include costs for insuring the building against fire, storm & tempest, flood and other natural hazards, glass insurance, liability insurance for the building, the oil tank and the lifts;

14)	the costs of janitor services

i)	these include the wages, social insurance contributions and all cash- equivalent benefits which the janitor receives for his services from the owner or holder of the heritable building rights which do not relate to maintenance, repair, renewal, redecoration work or administration of the building; whenever the janitor has performed certain tasks, the costs for his work may not be billed as costs pursuant to nos. 2 to 10 and 16;

15)	the costs

a)	of operating the joint antenna installation,

i)	these include the costs of electricity to operate the system and costs of regular inspections to check it is in working order, including any adjustments required by a qualified worker or the fees for the use of an antenna installation that does not belong to the building and the fees which arise under copyright law for the onward transmission of cable broadcasts,

ii)	or

b)	of operating a private distribution system linked to a broadband cable network i) this includes the costs corresponding with letter a, plus the regular monthly base fees for the broadband cable connections;

16)	the costs of operating the laundry facilities

i)	this includes the costs of electricity to operate the facilities, the costs of supervising, servicing and cleaning the facilities, regular inspections to check they are in working order and safe to operate and the costs of water supplies in accordance with no. 2 unless they have already been included therein;

17)	other running costs

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Furthermore, the Lessee shall bear a pro rata share of the costs for:

18.	Ventilation and air-conditioning systems,

19.	General electricity use,

20.	Power consumption in the rental property unless the Lessee has concluded an agreement pursuant to para. 5.2 in his/her own name and for own account.

21.	Cleaning the façade and

22.	The costs of permanent surveillance. The Lessor will only hire the services of a security firm if he/she thinks it necessary due to specific events in the locality.

23.	The costs of security services including the necessary expenses for rooms and other costs incurred in this connection and

24.	The pro rata costs for the commercial (about €4/m² p.a.) and technical management services rendered by the property management companies hired for the purpose and maintenance costs according to the more specific details in para. 6.1

25.	Interest on heritable building rights (see para. 4.3)

26.	Costs of complying with the duty to ensure safe access

27.	Cost of extended coverage insurance for the building and

28.	The costs of insurance against loss of rental income and

29.	Remaining costs for the janitor not covered in no. 14 of the Ordinance on the Distribution of Running Costs (see Appendix 5).

5.2	The Lessee shall as far as possible conclude contracts for the supply of electricity and telephone services etc. in the rooms Lessee uses exclusively in his/her own name and for own account. The other running costs and service charges will be allocated as shown in para. 5.3.

5.3	The key whereby previously named running costs and service charges are allocated to individual tenants is based, with regard to hot water and heating, on the Heating Costs Ordinance (where technically feasible). Otherwise tenants will pay a share of running costs and service charges reflecting the size of their rental space in proportion to the entire leasable area.

If running costs and service charges relate solely to the Lessee or the Lessee as part of a group of tenants in the building or in one or several of the buildings in the 1st to 3rd section of the Technology Park, these costs will be paid by the Lessee alone or as a pro rata share in proportion to the space rented by the tenants concerned. At his/her discretion the Lessor is entitled to use other cost calculating methods if there are objective reasons for the change. The key for the allocation of hot water and heating costs is excepted from this rule as allocation is based on the Heating Costs Ordinance. However, the costs for e.g. looking after and maintaining all the outside areas and the fountains on the site and for ensuring safe access may initially be allocated by gross volume (Bruttorauminhalt, BRI) of the separate buildings and then allocated pro rata to the individual tenants. To determine running costs and service charges, consumption will be metered and the costs allocated by the company hired for the purpose in accordance with normal procedures for determining consumption and preparing accounts.

If new public levies are introduced or if new costs directly or indirectly attributable to the management of the rental property arise, the Lessor may bill the Lessee for these costs from the time they arise in accordance with the provisions of this Agreement only

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if the Lessor was unable to predict and avoid the emergence of the new costs. The sum payable by the Lessee for these new costs is limited to 10% of the running costs and service charges agreed in this Contract.

5.4	As agreed in para. 4.1 the Lessee shall pay an advance sum in respect of running costs, service charges and maintenance costs as per para. 6.1. For the first year of tenancy these service charges are an estimate. The Lessor is entitled to adjust this figure once a year at his/her discretion to reflect the actual expenditure. The Lessor shall inform the Lessee of the reasons for the increase.

5.5	Final accounts will be prepared by the Lessor or a company hired by Lessor covering the period of one calendar year and these should be presented by the 31st Oct. of the following year. Any credits/debits arising from the accounts are to be settled within 4 weeks of the invoice date.

5.6	The accounts shall be deemed accepted if the Lessee lodges no objection within two months of receipt and if the Lessor has given notice of this legal consequence in the statement of account.

5.7	There will be no preparation of interim accounts. If the Lessee moves out before the end of an accounting period, costs, including consumption costs for the period of occupancy as a pro rata temporis share of the annual total and total accounting charges will be charged. On moving out, the Lessee pays the fees for any change of user.

5.8	The Lessor is also entitled to transfer the collection of individual charges, such as e.g. electricity costs, directly to the utility concerned.

5.9	Running costs and service charges are to be paid by the Lessee irrespective of whether and to what extent Lessee uses the shared facilities.

6.	Maintenance/repair of the rental property

6.1	The Lessor is responsible for maintenance, repairs and servicing of the rental property. With the Lessor’s consent the Lessee is entitled, and if the Lessor so demands, obliged, to order and pay for the repair of any damage caused by tenancy (wear and tear, damage by the Lessee or one of his/her vicarious agents).

For purposes of preparing the service charge accounts the Lessee bears the costs of maintenance, repairs and servicing for the interior of the rental property and a pro rata share of these costs in relation to the spaces and objects designated for communal use of tenants, up to a maximum amount of 10% of the annual net rent ex service charges (pro rata temporis) only to the extent that these are caused by tenants’ usage and to the extent that these costs are not to be paid by the Lessor pursuant to para. 6.2. The non- let areas are treated like let areas. The pro rata share attributable to non-let areas cannot be prorated to the let areas.

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6.2	The Lessor pays the costs of maintenance, repairs and servicing for:

a)	the roof of the building

b)	the structural elements of the rental property and the building, such as outer walls, load-bearing interior walls, supports and foundations

c)	the façade, with the exception of the windows and the window fittings, blinds and shutters, all outer doors (including roller grilles), entrance gates, façade cleaning etc.

d)	elements outside the rental property.

6.3	To the extent that the Lessor has claims against those involved in the construction of the rental property in respect of defects or claims against insurance companies, the Lessor is obliged to prioritize the furtherance of these claims.

7.	Insurance and liability

7.1	The Lessee is liable for all damage arising from culpable violation of his/her duties to act with care. Lessee is also liable within the meaning of Section 278 of the German Civil Code/BGB for all culpable damage caused by employees, visitors, suppliers, tradesmen, sub-tenants and similar people.

7.2	The Lessee bears the burden of proof that he/she has not caused and is not to blame for the damage, inasmuch as the damage is a result of use of the rented property.

7.3	The Lessee shall furthermore reimburse the Lessor for any losses arising from a violation of the duties detailed in the preamble relating to the option to charge turnover tax, in particular the duties described in Section 9 para. 2 of the German Turnover Tax Law (Umsatzsteuergesetz).

7.4	The rental property consists of space within a technology park. If and as far as the Lessee intends to handle the kind of substances, in particular chemicals and radioactive materials, or operate or install the type of technical plant that could endanger the rental property, people’s health or the environment or cause nuisance to third parties, it is his/her duty to comply with all the relevant regulations; the Lessee shall particularly ensure that water-polluting substances are not discharged with the waste water except in accordance with limits imposed by Water Law or permitted by the appropriate authorities. Evidence of compliance with regulations is to be supplied to the Lessor. Lessee is obliged to give the Lessor written explanations of risks and to indemnify Lessor from all claims from third parties or authorities. These aforesaid provisions shall apply in like manner to any substance that was originally deemed harmless and is later found to be hazardous. The Lessee is also obliged to purchase insurance for these risks and to cover his/her liability and to present proof thereof to the Lessor at the start of the tenancy.

7.5	The Lessee is responsible for ensuring safe access to his/her rental property. The Lessee therefore indemnifies the Lessor against all claims from third parties, including own claims. The Lessee shall position the requisite fire extinguishers in the rental property and ensure their ongoing maintenance. In respect of the spaces communally used by all the tenants at the technology park, the Lessor is responsible for ensuring safe access and allocates the costs for this duty in accordance with para. 5.3.

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7.6	If parts or all of the rental property cannot be used for reasons that are no fault of the Lessee, he/she shall be excused from paying rent for the period during which use is not possible; if it is partially impossible to use the property, the Lessee shall be obliged to pay only a correspondingly reduced rent.

However, the rent may be reduced only if considerable impairment to the suitability for use of the rental property exists, if the Lessor has been set a reasonable period of time in which to remedy the situation and if the claim for a rent reduction has been acknowledged by at least one expert who has been approved by both parties or if the reason for reducing the rent and the size of the reduction have been determined and are undisputed.

~~The claim for rent reduction may be asserted only after presentation of an expert opinion, exists however for the entire period of impairment from its start until its remedy. The losing party shall pay the costs of the expert opinion.~~ //entire paragraph deleted, signature by Lotte Sønderbjerg from April 11, 2013; second, illegible, signature from April 15, 2013//

7.7	The Lessee may only bring claims against the Lessor for defects in the rental object if they are the result of culpable violation of a material obligation under the Agreement, otherwise of a wilful or grossly negligent violation of the Agreement on the part of the Lessor or his vicarious agents or derive from the lack of a guaranteed agreement as to the characteristics of the rental property. This limitation of liability does not extend to damage caused by the Lessor’s violation of duties if they cause injury to life, limb or health. Everyone acting on behalf of the Lessor who comes into contact with the rental property is considered his vicarious agent within the meaning of this clause.

The Lessor is, moreover, liable to the limit of what an insurer will pay in recompense for the loss or to what may be successfully claimed from some other third party.

The Lessor is not liable:

a)	for the suitability of the rental property for the Lessee’s specific use and requirements. It is the Lessee’s task to examine whether the fit-out of the building is suited for his/her specific purposes. The Lessee shall obtain the separate operating licence (Betriebsbaugenehmigung) at his/her own expense and present this to the Lessor at the start of the tenancy. This shall apply likewise to all other requisite permits, e.g. those required by the German law on genetic engineering (Gentechnikgesetz) and the German Federal law on infectious diseases (Bundesseuchengesetz) plus, if necessary, any agreements with the Trade Supervisory Office (Gewerbeaufsichtsamt), the Health Department (Gesundheitsamt), etc.

b)	for the supply of energy, electricity, water, district heating, district cooling, gas, etc. by the utilities or for the breakdown of the heating or cooling systems, unless he/she is responsible for the breakdown. It is the Lessee’s responsibility, especially when conducting trials and experiments, to take precautions against a temporary malfunction or breakdown of utility supplies. The Lessee is obliged to purchase insurance against the risks arising from malfunctions/breakdowns of utility supplies to the extent that they can be insured. The Lessee is moreover obliged to notify the Lessor of the danger of especially large damage.

Jan. 30, 2013 09:14	Page 15 of 21 of the Rental Agreement

c)	for the endurance of the driveway, delivery road and other traffic routes to the rental object or the extent to which they can be used if and as far as any limitations result from official measures for which the Lessor is not responsible, or that access to the rental object is guaranteed at all, or for impairment to the usefulness of the rental property due to activities on neighbouring sites, such as construction work.

7.8.	The Lessee shall purchase and maintain extant for the duration of the tenancy insurance cover for the following items and on request furnish evidence of cover to the Lessor:

a)	Liability/business liability for an adequate sum, which must insure against all risks deriving from the Lessee’s business operations pursuant to 7.4. of the Rental Agreement.

b)	Insurance for objects brought into the rented property including a vandalism clause

c)	Insurance against business interruption

d)	Insurance for lost keys

e)	Insurance against environmental pollution and liability insurance for radiation to cover possible harm from waste water or radiation.

If the Lessee does not purchase the insurance cover named above, the Lessor is not liable for any losses that would have been covered by these insurance policies. Para. 2 sub-para. 2.1. letter e) is not thereby affected.

The Lessor will purchase the following insurance policies, whereby the premiums will be allocated pursuant to para. 5:

a)	Building insurance against fire, mains water, sprinkler leaks and storm & tempest, including insurance against loss of rental income

b)	Liability insurance for the owners of real estate and land

c)	Liability insurance for environmental pollution

d)	Glass breakage

e)	Insurance against damage due to civil unrest, wilful or malicious damage and strikes, inasmuch as it is possible to insure against these events.

8.	Obligation to operate, use of the rental property, sub-letting, protection from competition

8.1	The Lessee shall conduct business in the rented property pursuant to the terms of the Agreement, in particular in compliance with the rental purpose as stated in Appendix 2 and shall treat the rented property and other facilities with care and consideration. Alterations to the purpose for which the premises are used will always require prior written consent of the Lessor and, if appropriate, of the Technologiepark Heidelberg GmbH.

8.2

When using the property, the Lessee shall act with consideration towards other tenants, whereby there shall be no impairment to the use of the rented property in accordance with the terms of the Agreement. Specifically, the Lessee shall take care that his/her

Jan. 30, 2013 09:14	Page 16 of 21 of the Rental Agreement

use of machinery, equipment and materials or substances causes no nuisance or disturbance to other tenants. If there is no efficient protection from adverse effects the Lessor has the right to demand the removal of the plant. The Lessee shall indemnify the Lessor against any claims brought by other tenants due to nuisance.

If third parties cause nuisance, Lessor is obliged, if the Lessee so desires, to assign to the Lessee his/her claims against the originator of the nuisance. If this should not be legally admissible, the Lessor will authorize the Lessee to claim the rights on behalf of the Lessor.

8.3	Prior written consent from the Lessor and the Technologiepark Heidelberg GmbH will be required if rooms are to be sub-let and may be refused only for good cause. Good causes are, for example, use of the rental premises for other purposes than those demanded in para. 4.3 in order to qualify for the reduced interest on heritable building rights, or sub-letting to companies that are not start-ups so that the grounds for rent reduction as described in para. 4.2 are not given, likewise letting rooms at a higher rate than agreed in this Contract, unless the higher rent is charged because the Lessee offers additional benefits to their sub-tenant (e.g. additional services or fit-out).

8.4	In cases of sub-letting to third parties or permitting third parties to use the premises the Lessee herewith assigns to Lessor all claims he/she has against sub-tenants or third parties, in particular claims for payment of rent and compensation for non-performance as security for all Lessor’s claims under the terms of this Agreement. The Lessor accepts this assignment. With regard to the internal relationship between the parties, the Lessee remains authorized to collect the assigned claims in his/her own name. The Lessor is entitled to revoke this authority if the Lessee falls behind in the fulfilment of contractual duties under this Rental Agreement - in particular payment obligations.

8.5	The Lessor offers no protection from competition.

9.	Building alterations during the term of the tenancy

9.1	The Lessor must give written consent to any building alterations. Permission may be denied only for good cause.

The Lessee shall bear the costs of building alterations.

It is the Lessee’s task to apply and pay for official permits. Lessee shall present building plans to Lessor for the latter’s decision, and as soon as building work has been completed shall make the as-built drawings etc. available to the Lessor.

The Lessee bears all hazards and risks in connection with the building work he/she has ordered.

If the building alterations should result in a higher basis for the assessment of land tax and an increase in premiums for insurance policies purchased by the Lessor, the Lessee shall reimburse the Lessor for the extra amount.

Jan. 30, 2013 09:14	Page 17 of 21 of the Rental Agreement

9.2	If, after the property has been handed over, the Lessee receives notice from the authorities of official regulations or requirements in connection with the intended purpose as stated in Appendix 2, the costs thereof shall be paid by the Lessee.

9.3	When the tenancy has ended - for whatsoever reason - the Lessee shall pay to have the premises returned to the condition in which they were prior to building alterations, if the Lessor so requires, unless the Lessor is prepared to accept the alterations or the parties signed a written agreement stating otherwise at the time the Lessor consented to the building alterations.

If the Lessor takes the premises back in their altered state, the Lessee is not entitled to any compensation unless otherwise agreed.

10.	Advertising

10.1	Spaces are available at designated parts of the rental property where the Lessee may display his/her nameplate. The Lessee shall pay for the production and mounting of the nameplates. The type and number of plates is determined solely by the Lessor in agreement with the Technologiepark Heidelberg GmbH.

10.2	At the end of the rental period or whenever necessary for maintenance work, the Lessee shall remove the nameplates at his/her own expense and return the spaces to their original condition.

11.	Lessor’s access to the rental property

11.1	The Lessor or people he/she has authorized may enter the rented property during normal business hours in consultation with the Lessee.

11.2	If the Lessor wishes to sell or let the rental property, Lessor or his/her authorized representatives may show potential clients around the rental property on the terms stated in 11.1.

11.3	The Lessor or his/her authorized representatives are entitled to enter the rental property without making an appointment with the Lessee in situations of acute danger. The Lessee shall ensure that if own locking systems are installed, the Lessor or his/her authorized representative is able to enter the premises if there is imminent danger.

12.	Termination of the lease

12.1	At the end of the lease the Lessee shall return the rental property to the Lessor in professionally renovated condition, unless this requirement may be ignored because the property is in good condition due to previous renovation work.

Apart from that, all damage within the rental property that is above and beyond wear and tear through normal use must be repaired and all keys and transponders handed back to the Lessor. Any appurtenances and fittings that the Lessor may have allowed the Lessee to use must be cleaned, decontaminated and returned in usable condition.

Jan. 30, 2013 09:14	Page 18 of 21 of the Rental Agreement

Plant and equipment the Lessee has installed for his/her business operation must, subject to the following paragraph, be removed at the end of the tenancy and any damage caused by fitting and removal repaired. If operating equipment is left inside the rental property no compensation shall be owed unless the Parties have reached a written agreement to the contrary. The Lessor permits the Lessee to negotiate with incoming tenants on the take-over of operating equipment and to sell or transfer the equipment. However, this must not lead to a delay in concluding a new rental agreement.

Special building fit-out work and fittings built in by the Lessee which become a material part of the building shall remain in the building when the lease ends. If these constitute a lasting economic benefit for re-letting the premises, compensation will be paid for these fittings at their remaining economic value. The economic value is calculated as the value that the fittings would have if removed from the rental property less the cost of dismantling. If no economic benefit remains in terms of re-letting, the Parties assume that these fitting have been used up and are of no value. In this case the Lessor can demand that fittings be removed and the rental property restored to its original condition at the Lessee’s expense. Building alterations are also subject to the provisions of para. 9.3.

12.2	The last day of the rental period is the day scheduled for hand-over.

12.3	At the end of the tenancy, the Parties will reach agreement on whether all the work detailed in para. 12.1 needs to be done or whether to set a one-off payment for these tasks. If the Parties fail to agree on a specific one-off payment, the Lessee is obliged to have the work done pursuant to para. 12.1 and to continue to pay the rent plus service charges or compensation for further use up to the end of the month in which the due and proper surrender of the property occurs. If the Lessor should receive rent revenues for the rental property during this period, these will be offset. This shall in no way affect further claims of the Lessor, in particular claims for a larger amount of compensation, nor the Lessee’s right to prove that the loss suffered is actually lower.

12.4	If, contrary to the terms of the Agreement, the Lessee leaves objects in the rental property at the end of the tenancy, the Lessor is entitled to remove them from the property at Lessee’s expense having first made written complaint with the naming of a period for performance. The Lessor has no obligation to keep the objects safe. Any claims the Lessor may have due to the delayed surrender of the rental property are not thereby affected.

12.5	No later than three months prior to the end of the rental period the Lessor is entitled to affix to the outside windows notices advertising that the property is to let.

12.6	If the Lessee moves out prematurely, the Lessor shall have the right to have other maintenance or alteration work carried out in the rental property without the Lessee construing therefrom claims for a credit on the rent or similar.

Jan. 30, 2013 09:14	Page 19 of 21 of the Rental Agreement

12.7	Inasmuch as the possibility exists that the Lessee may work with environmentally hazardous substances which may lead to contamination, the Lessee is obliged at the end of the Rental Agreement to allow an expert to examine the property at Lessee’s expense for evidence of pollution. If necessary, the Lessee will clean up pollution in accordance with the relevant regulations at his/her own expense and prove he/she has done so by means of an expert opinion he/she has commissioned at own expense. This obligation shall exist even if the pollution has arisen during the use of the rental property in accordance with the agreed purpose.

13.	Deposit

13.1	As security for all claims the Lessor has against the Lessee under the terms of this Agreement, the Lessee undertakes to pay Lessor a deposit of 3 gross monthly rents (total as shown in para. 4.1 of this Agreement, rounded down) in other words € 90,000.00 prior to fitting the Lessee’s specific equipment into the premises and no later than commencement of the rental period pursuant to para. 1.1 of this Agreement. When the rent rises in accordance with para. 4 the Lessee shall pay the resulting difference. The Lessor will pay the deposit money into a separate savings account held at a bank earning the usual rate of interest for deposits with 3 months’ withdrawal notice.

13.2	The Lessor is entitled to use this deposit to satisfy demands that have fallen due. In such instances, the Lessee is obliged to repay the necessary amount immediately and thus return the deposit to its original figure. The Lessee is not permitted to offset amounts due to the Lessor against his/her claims to repayment of the deposit prior to the date when repayment falls due as described in 13.3. (“running down” the deposit).

13.3	When the rental property has been surrendered the Lessor shall present accounts for the deposit money and return the remaining deposit total including interest to the Lessee. The Lessee’s claim for repayment falls due when he/she receives the statement of accounts, but no later than six months after the surrender of the rental property. For the service charges which are billed in accordance with para. 5 of this Agreement, part of the deposit amounting to one monthly rent may be retained until these accounts have been prepared, and held up to but no longer than the date on which service charges and/or subsequent credits or debits for final settlement of service charges fall due.

14.	Other matters

14.1	The Lessor is entitled to transfer all rights and duties under this Agreement to a third party.

14.2	Inasmuch as obligations under this Agreement are not transferred by operation of law to the legal successor of each Party, each Party to the Agreement undertakes to enjoin possible legal successors to assume the obligations.

14.3	If the rental property is sold the Lessor will ensure that the purchaser fulfils the obligations constituted by this Agreement. The Lessor is, however, released from liability pursuant to Section 566 a sentence 2 of the German Civil Code/BGB if he/she returns the deposit on the sale of the property or if the Lessor transfers the deposit to the purchaser in discharge of obligations and the Lessee agrees thereto.

Jan. 30, 2013 09:14	Page 20 of 21 of the Rental Agreement

14.4	If the rental property is sold the Lessor is entitled to submit to Lessee a statement of Rental Agreement documents and request the latter to furnish a declaration of completeness. The Lessee is obliged to inform the Lessor in writing within 14 days whether the statement is complete. If the Lessee submits a declaration of completeness or fails to notify the Lessor of mistakes or omissions within 14 days, Lessee may not subsequently plead agreements which were not listed in the Lessor’s statement, provided that the request included a note pointing out this legal consequence.

14.5	The Lessee shall inform the Lessor immediately of any change in Lessee’s legal form, and any other major alteration in the Commercial Register or in the application to register (such as e.g. changes in capital, the purpose of the company, the general managers or board of directors); Lessee shall likewise inform of the sale of the entire business or major parts thereof to third parties or of changes in the shareholder structure.

15.	Final provisions

15.1	This Rental Agreement may only be amended or altered in writing. No ancillary oral agreements have been made.

15.2	Within the meaning of this Agreement “authorities” are all institutions or individual people taking action in connection with the rental property by virtue of a law, an ordinance, decree or similar regulations (e.g. TÜV technical supervision, VdS security inspection, the Trade Supervisory Office (Gewerbeaufsichtsamt), Health Department (Gesundheitsamt), etc.)

15.3	If individual provisions of this Agreement should be invalid or inoperable, or should there be omissions in the text, this shall in no way affect the validity of the remainder of the provisions. To replace the invalid or inoperable provision the Parties will agree on a valid provision to correspond with the meaning and purpose of the invalid provision. Should there be an omission in the Agreement the Parties will agree to a provision corresponding with the one which it is reasonable to assume that, in view of the meaning and purpose of the Agreement, the Parties would have included, if this point had been considered at the outset.

15.4	The contracting Parties are aware of the special legal requirements for written form as contained in Sections 550, 126 of the German Civil Code/BGB. They hereby mutually undertake whenever one Party requests, to perform all actions and submit all declarations necessary in order to comply with the legal requirement for written form and not to prematurely terminate this Agreement by invoking non-compliance with the legal requirement for written form. The aforesaid shall apply not only to the conclusion of the original/main Agreement, but also to agreements constituting addenda, amendments and supplements.

15.5	This Rental Agreement - including any excerpts therefrom - may not be published, nor may third parties be granted access to it or information regarding it without the consent of the Lessor (Section 1.11 German Copyright Law/UrhG, Section 823 ff German Civil Code/BGB).

Jan. 30, 2013 09:14	Page 21 of 21 of the Rental Agreement

16.	Special Agreements

•

The Lessee is aware that he/she must personally obtain at his/her own expense any permits under (public) law and official licences for the activities named in the declaration of purpose (Appendix 2). If a permit is refused, this shall not entitle the Lessee to claim damages from the Lessor.

•

The Lessee will order, pay for and bear the risks of maintenance and repair of the facilities inside the rental property (e.g. digesters, chemicals cupboards, compressor plant, etc.). Equipment that is not required may be decommissioned in correct technical manner. It is the Lessee’s task to obtain official permits to operate the facilities.

•

The Lessee is fully aware of the condition of the rental areas and recognizes these as conforming with the Agreement. At the Lessee’s wish this Rental Agreement collates all previous rental agreements and supplements and replaces them. The agreements involved are:

•	Rental agreement of Jan. 31/Feb. 19, 2003 o Supplement no. 1 of July 25/July 31, 2008 o Supplement no. 2 of July 29, 2008

•	Supplement no. 3 of August 21, 2008

•	Exercise of the option of May 19, 2009, confirmation of May 27, 2009

•	Supplement no. 4 of May 29, 2009

•	Supplement no. 5 of Jan. 21/Jan. 24, 2011

•	Supplement no. 6 of May 16/May 24, 2011

•	Contract for renting parking spaces (outside) of June 10/June 20, 2011

•	Contract of renting parking spaces (underground garage) of June 10/June 20, 2011

•	Partial cancellation of outside parking spaces of Nov. 26, 2012.

Additionally, the office space in INF 584, ground floor, right is rented.

•	At variance with para. 1.4 the notice period to cancel use of the storeroom INF 583, 1st floor, is three (3) months to the end of the quarter.

•	The rental space in INF 584 ground floor, right, is taken over as seen, in non- renovated condition. When the Lessee vacates this space, it is to be returned clean and tidy (swept).

•	The deposit under the previous tenancy arrangement of € 59,000.00 will be credited against the new deposit.

Heidelberg, April 11, 2013	Heidelberg, April 15, 2013
(Place, date)	(Place, date)

/s/ Lotte Sønderbjerg	//signature illegible, stamp of Technologiepark Heidelberg II GmbH & Co. KG//
Lessor
Lessee, represented by virtue of power of representation entered in Register of Companies or power of attorney Name, signature, stamp

Appendix 1 to the Rental Agreement between Technologiepark Heidelberg II GmbH & Co. KG and Ascendis Pharma GmbH for areas under lease “Im Neuenheimer Feld 583 (1st floor) and 584 (basement, ground floor and 2nd floor), 69120 Heidelberg”

Key:

Gebäude = building

Flst. (Flurstück) = cadastral unit

Appendix 1a to the Rental Agreement between Technologiepark Heidelberg II GmbH & Co. KG and Ascendis Pharma GmbH for areas under lease “Im Neuenheimer Feld 583 (1st floor) and 584 (basement, ground floor and 2nd floor), 69120 Heidelberg”, page 1 of 4

Key:

Leerstand = Vacant

Rech. und Beratung = Accounts and consultancy

Beruf und Kind = Profession and children

Without any warranty and acknowledgment of a legal duty. The delivery of this floor plan shall not give rise to a right to a rental agreement being concluded. The exact measurements are to be taken on the building itself.

Appendix 1a to the Rental Agreement between Technologiepark Heidelberg II GmbH & Co. KG and Ascendis Pharma GmbH for areas under lease “Im Neuenheimer Feld 583 (1st floor) and 584 (basement, ground floor and 2nd floor), 69120 Heidelberg”, page 2 of 4

Key:

Tiefgarage = Underground parking Abstellraum = Small

storeroom Treppe = Stairs

Lager = Storeroom Treppenhaus =

Staircase Flur = Corridor Zählerraum =

Meter room Batterie = Battery

Telekom = Telecommunication

Büro = Office

Annahme/Lager = Goods reception/storeroom

Personal = Personnel facilities

Server = Server Teeküche =

Pantry WC = toilet

Haustechnik = utility room

Address: 69120 Heidelberg, Im Neuenheimer Feld 584, Untergeschoss (basement)

Without any warranty and acknowledgment of a legal duty. The delivery of this floor plan shall not give rise to a right to a rental agreement being concluded. The exact measurements are to be taken on the building itself.

Appendix 1a to the Rental Agreement between Technologiepark Heidelberg II GmbH & Co. KG and Ascendis Pharma GmbH for areas under lease “Im Neuenheimer Feld 583 (1st floor) and 584 (basement, ground floor and 2nd floor), 69120 Heidelberg”, page 3 of 4

Key:

Empfang = Reception desk

Büro = Office Treppenhaus = Staircase

EDV = IT

Labor = Laboratory Lager =

Storeroom Flur = Corridor

Teeküche = Pantry

Sekretariat = Secretary’s office

WC = Toilet

Tür schliessen… = Door closes …. Aufzug = Elevator

Gard. = Cloakroom

Elektro = Electrical appliances

Lager/Archiv = Storeroom/Archive

Address: 69120 Heidelberg, Im Neuenheimer Feld 584, Untergeschoss (basement)

Without any warranty and acknowledgment of a legal duty. The delivery of this floor plan shall not give rise to a right to a rental agreement being concluded. The exact measurements are to be taken on the building itself.

Appendix 1a to the Rental Agreement between Technologiepark Heidelberg II GmbH & Co. KG and Ascendis Pharma GmbH for areas under lease “Im Neuenheimer Feld 583 (1st floor) and 584 (basement, ground floor and 2nd floor), 69120 Heidelberg”, page 4 of 4

Key:

Besprechung = Meeting room Elektro =

Electrical appliances Vorraum = Anteroom

Nebenzone… = Ancillary area (meeting room) Aufzug = elevator

Büro = Office

Empfang = Reception desk

Teeküche = Pantry

Kop./Server = Photocopier/Server

WC = toilet Archiv = Archive Kopieren

= Photocopier Labor = Laboratory

Treppenhaus = Staircase

Flur = Corridor

Address: 69120 Heidelberg, Im Neuenheimer Feld 584, Untergeschoss (basement)

Without any warranty and acknowledgment of a legal duty. The delivery of this floor plan shall not give rise to a right to a rental agreement being concluded. The exact measurements are to be taken on the building itself.

Appendix 2 to the Rental Agreement between Technologiepark Heidelberg II GmbH & Co. KG and Ascendis Pharma GmbH for areas under lease “Im Neuenheimer Feld 583 (1st floor) and 584 (basement, ground floor and 2nd floor), 69120 Heidelberg”

Ascendispharma

Received November 26, 2012, RNI GmbH

Ascendis Pharma GmbH |Im Neuenheimer Feld 584 | D-69120 Heidelberg

RN Immobilienmanagement GmbH

Rhein-Neckar

Mr Claus Schumacher

Im Neuenheimer Feld 584

69120 Heidelberg

From	E-mail	Direct line	Date
Constanze El Rikabi	cr@ascendispharma.com	+49-6221-43853-0	November 26, 2012

Declaration of purpose for rental property INF 584, ground floor, for TP GmbH

Dear Mr Schumacher,

In order to obtain the declaration of purpose from TP GmbH, we wish to provide you with the following information:

1)	The contracting partner is Ascendis Pharma GmbH;

2)	The company is a limited liability company, registered in the Commercial Register of the Mannheim local court (Amtsgericht) under No. HRB337385 with VAT ID No. DE813586261;

3)	Purpose of the enterprise as stated in the shareholders’ agreement: research and development in the field of administering bioactive substances by means of cleavable linkers along with associated activities;

4)	Ascendis Pharma GmbH is a wholly owned subsidiary of Ascendis Pharma A/S, headquartered in DK-2900 Hellerup;

5)	The company Ascendis Pharma GmbH currently has 27 employees, all of whom are employed at the location in Neuenheimer Feld 584 (TP);

6)	In our chemical, biochemical and analytical laboratories, preclinical research is carried out in the field of protein and peptide therapeutics of the second generation;

7)	Using our Transcon technology, we are focused on the field of analytical and synthetic organic chemistry and bioconjugation. Our current drug candidates relate to the therapy of endocrinological, cardiological and opthalmological diseases;

8)	No patients visit the premises; we only receive visitors in the ordinary course of business.

Sincerely,
Geschäftsführerin Lotte
/s/ Harald Rau	Sønderbjerg Amtsgericht
ppa. Dr Harald Rau	Mannheim Ascendis
Wissenschaftlicher Leiter (Scientific Head)	Pharma GmbH HRB
Ascendis Pharma GmbH	337385
Sparkasse Heidelberg
Kto. 9008861
Blz 67250020
Ust.-IdNr. DE813586261

Commercial Register B of the Local Court of Mannheim (Amtsgericht)	No. of company:	HRB 337385
Information retrieved on 2 January 2013, 13:33	Page 1 of 2
Appendix 2a to the Rental Agreement between Technologiepark Heidelberg II GmbH & Co. KG and Ascendis Pharma GmbH for areas under lease “Im Neuenheimer Feld 583 (1st floor) and 584 (basement, ground floor and 2nd floor), 69120 Heidelberg”

No. of entry	a) Company b) Headquarters, branch, domestic business address, person authorized to accept delivery, branch offices c) Purpose of the enterprise	Share capital	a) General representation rules b) Management Board, management body, managing directors, personally liable partners, managers, authorized persons and special authority to represent the company	Prokura (full commercial authority under German law)	a) Legal form, start of activity, articles of association or shareholders’ agreement b) Other legal relationships	a) Date of entry b) Comments
1	2	3	4	5	6	7
1	a) Complex Bioystems GmbH b) Heidelberg c) Research and development of chemical processes to optimize biological macro-molecules	EUR49,000.00

a) If only one managing director (Geschäftsführer) is appointed, he is the sole representative. If several managing directors are appointed, two shall represent the company jointly or one together with a holder of full commercial authority (Prokurist).

b) Managing Director (Geschäftsführer):

Dr Vetter, Dirk, Heidelberg, *13 Oct. 1963, with authority to enter into legal transactions with himself on behalf of the company and in his own name or as a representative of a third party.

a) Private limited liability company under German law (GmbH) Shareholders’ agreement of 18 Nov. 2002, most recently amended on 26 April 2005

a) 20 Feb. 2006

Pallmann

b) This sheet has been transferred to an IT system, replacing the past register sheet. Clearance was given on 20 Feb. 2006.

Date of first entry:

22 Nov. 2002

Shareholders’ agreement: special volume sheet 325 ff.

Amendment resolution:

special volume sheet

265 ff.

2

a) Company name amended; now trading as Ascendis Pharma GmbH

c) Purpose of the enterprise amended to read as follows: Research and development in the field of administering bioactive substances by cleavable linkers along with associated activities.

a) At the shareholders’ meeting of 2 January 2008, a resolution was adopted to amend the shareholders’ agreement in Arts. 1 (1) (Firma/company name), 2 (1) (Gegenstand des Unternehmens/purpose of the enterprise), 4 (Bekanntmachungen/announcements), 5 (1) (Stammkapital/ Share capital), 7 (5) (Gesellschafterversammlung/shareholders’ meeting), 8 (2) (Zuständigkeit der Gesellschafterversammlung/competence of the shareholders’ meeting) 9 (Gesellschafts- beschlüsse/company resolutions), 11 (Geschäftsführung/corporate governance), 14 (Ergebnisverwendung/appropriation of retained profit), 16 (Finanzplan…./financial plan, previously rights to information and duties of disclosure), and 35 (Wettbewerbsverbot/prohibition on competition) as well as the deletion in full of Arts. 6, 10, 17 to 32 and 34.

Arts. 7 – 9 have been renumbered into Arts. 6-8, Arts. 11 – 16 into Arts. 10-14, Art. 33 into Art. 15 and Arts 35-36 into Arts. 16-18.

a) 17 April 2008 Ley
3	b) Pursuant to Sect. 3 of EGGmbGG (introductory Act of the German Act on private liability companies) supplemented ex officio		b) No longer managing director (Geschäftsführer):	Individual signing powers (Prokura): Dr. Rau, Harald, Dossenheim, *25 April 1970		a) 10 Jan. 2012 Trunner

Commercial Register B of the Local Court of Mannheim (Amtsgericht)	No. of company:	HRB 337385
Information retrieved on 2 January 2013, 13:33	Page 2 of 2
Appendix 2a to the Rental Agreement between Technologiepark Heidelberg II GmbH & Co. KG and Ascendis Pharma GmbH for areas under lease “Im Neuenheimer Feld 583 (1st floor) and 584 (basement, ground floor and 2nd floor), 69120 Heidelberg”

No. of entry	a) Company b) Headquarters, branch, domestic business address, person authorized to accept delivery, branch offices c) Purpose of the enterprise	Share capital	a) General representation rules b) Management Board, management body, managing directors, personally liable partners, managers, authorized persons and special authority to represent the company	Prokura (full commercial authority under German law)	a) Legal form, start of activity, articles of association or shareholders’ agreement b) Other legal relationships	a) Date of entry b) Comments
1	2	3	4	5	6	7
	Business address: Im Neuenheimer Feld 584, 69120 Heidelberg

Dr. Vetter, Dirk, Heidelberg, *13 Oct. 1963

Appointed as:

managing director

(Geschäftsführer)

Sonderbjerg, Lotte, Frederiksberg

C/Denmark, *5 Jan. 1961

Individually entitled to represent the company with authority to enter into legal transactions with herself on behalf of the company and in her own name or as a representative of a third party.

4					a) At the shareholders’ meeting of 19 March 2012, a resolution was adopted to amend the shareholders’ agreement in Art. 7 (Zuständigkeit der Gesellschafterversammlung/competence of the shareholders’ meeting) and Art. 11 (Jahresabschluss/annual financial statements)	a) 29 Mar. 2012 Trunner

Appendix 3 to the Rental Agreement between Technologiepark Heidelberg II GmbH & Co. KG and Ascendis Pharma GmbH for areas under lease “Im Neuenheimer Feld 583 (1st floor) and 584 (basement, ground floor and 2nd floor), 69120 Heidelberg”, page 1 of 2

Allplan

Project:	584 ground floor rental area Ascendis
Author:	Schmidt
Date/time:	8 Jan. 2013 / 12:07
Note:

Type of use	Designation	Function	Area	Net internal Area, NGF [m2]

	Ground floor Bt. 2	Floor space (gross)		735.132

	Total			735.132

Total				735.132

Grand total				735.132

	Type of use
	NF	TF	VF	Total
Net Internal Area, NGF [m2]	0.00	0.00	0.00	735.13

Appendix 3 to the Rental Agreement between Technologiepark Heidelberg II GmbH & Co. KG and Ascendis Pharma GmbH for areas under lease “Im Neuenheimer Feld 583 (1st floor) and 584 (basement, ground floor and 2nd floor), 69120 Heidelberg”, page 2 of 2

		Rental / general area (100% net)	Share + communal area %	Share of communal area + 6% m2	Rental area (106%)	Storage area	Total rental area
	Total rental area	523.59 m2			555.01 m2		555.01 m2

CALCULATION STATUS 16 Sept. 2002
2nd floor	Rental area West – free	BT1	413.05 m2	85.59%	35.35 m2	475.30 m2	475.30 m2
	Project M	BT1	69.52 m2	14.41%	5.95 m2	80.00 m2	80.00 m2
	Communal area	BT1	41.30 m2	100.00%

	TOTAL RENTAL AREA		523.87 m2			555.30 m2	555.30 m2

Architekten Kuhlmann

69115 Heidelberg, Vangerowstr. 14

Tel.: 06221/12313 Fax 06221/164547

Building BT1 021002 2nd floor BT 10 2 10 02

Print date: 8 Oct. 2002

Appendix 4 to the Rental Agreement between Technologiepark Heidelberg II GmbH & Co. KG and Ascendis Pharma GmbH for areas under lease “Im Neuenheimer Feld 583 (1st floor) and 584 (basement, ground floor and 2nd floor), 69120 Heidelberg”, page 1 of 2

Parking spaces

Building 515, front

Parking spaces 515, front

Status as of: //Stamp: 30 Jan. 2013//

Appendix 4 to the Rental Agreement between Technologiepark Heidelberg II GmbH & Co. KG and Ascendis Pharma GmbH for areas under lease “Im Neuenheimer Feld 583 (1st floor) and 584 (basement, ground floor and 2nd floor), 69120 Heidelberg”, page 2 of 2

Underground car park

Building Im Neuenheimer Feld 584

Top - >	<.. ENTRANCE

Bottom ->	no longer apply

Appendix 5 to the Rental Agreement between Technologiepark Heidelberg II GmbH & Co. KG and Ascendis Pharma GmbH for areas under lease “Im Neuenheimer Feld 583 (1st floor) and 584 (basement, ground floor and 2nd floor), 69120 Heidelberg”, page 1 of 3

§ 1 Running costs

(1)	Running costs are those costs incurred by the owner or the holder of the heritable building right on an ongoing basis by virtue of ownership or a heritable building right to the plot of land or by the due and proper use of the building, ancillary buildings, equipment, facilities and the plot of land itself. Non-cash contributions and works services rendered by the owner or the holder of the heritable building right under the heritable building right may be recognised at the amount that could be claimed for a comparable service by a third party, in particular by a contractor; the value added tax of such third party must not be recognised.

(2)	The running costs do not include the following:

1. The costs of staff and facilities needed to manage the building, the costs of supervision, the value of administrative services performed by the lessor himself, the costs of statutory or voluntarily audits of the annual financial statements and the costs of management (administrative costs),

2. The costs incurred during the period of use in order to maintain intended use and duly eliminate any constructional or other deficiencies occurring through wear-and-tear, age and the effect of weather conditions (maintenance and repair costs).

§ 2 Schedule of running costs

Running costs as contemplated by § 1 are the following:

1.	ongoing public encumbrances on the real estate, specifically the property tax;

2.	the costs of water supplies,

which include the costs of water consumption, base fees, costs of renting or otherwise obtaining the use of water meters, the costs of using them, including the costs of calibration, preparing accounts and allocating charges, the costs of servicing water flow regulators, the costs of operating an in-house supply facility and a water purification plant including the purifying materials;

3.	the costs of drainage;

which include charges for draining the building and land, the costs of operating an appropriate non-public plant and the costs of operating a drainage pump;

4.	the costs

a) of running the central heating plant plus the flue gas plant, which include the costs of fuels used and their delivery, the costs of electricity to operate the system, costs of attending to, monitoring and servicing the plant, regular inspection to ensure the plant is in working order and safe to operate including adjustments by a qualified worker, cleaning the plant and the service room, the costs of having measurements taken in compliance with the German Federal Act on Control of Emissions (Bundes-Immissionsschutzgesetz), the costs of renting or otherwise obtaining the use of equipment to record consumption and the costs of using equipment to record consumption including the costs of calibration, preparing accounts and allocating charges

or

b) the costs of operating the central fuel supply plant,

which includes the costs of fuel consumption and delivery, the costs of electricity to operate the system, the costs of monitoring the plant, the costs of cleaning the plant and service room

or

c) the independent commercial supply of heating, including from plants as contemplated in letter a, which includes payment for the supply of heating and the costs of operating the house facilities which belong to the system in accordance with letter a

Appendix 5 to the Rental Agreement between Technologiepark Heidelberg II GmbH & Co. KG and Ascendis Pharma GmbH for areas under lease “Im Neuenheimer Feld 583 (1st floor) and 584 (basement, ground floor and 2nd floor), 69120 Heidelberg”, page 2 of 3

or

d) cleaning and servicing heating systems that serve one individual floor and single gas burners, which includes the costs of removing water deposits and combustion residues in the plant, the costs of regular inspections to check that the plant is in working order and safe to operate and, in this connection, hiring a qualified worker to adjust any settings and the costs of taking measurements in compliance with the German Federal Act on Control of Emissions (Bundes-Immissionsschutzgesetz);

5.	the costs

a) of operating the central plant for the supply of hot water,

which includes the costs of supplying water in accordance with no. 2, unless already included, and the costs of heating water in accordance with no. 4 letter a

or

b) the independent commercial supply of hot water, including from plants as contemplated by letter a,

which includes payment for the supply of hot water and the costs of operating the house facilities which belong to the system in accordance with no. 4 letter a

or

c) cleaning and servicing hot water devices,

which includes the costs of removing water deposits and combustion residues inside the devices and the costs of regular inspections to check that they are in working order and safe to operate and, in this connection, hiring a qualified worker to adjust any settings;

6.	the costs of integrated heating and hot water plants

a) in connection with central heating plants as described in no. 4 letter a and in accordance with no. 2 unless already included therein,

or

b) in connection with the independent commercial supply of heating as described in no. 4 letter c and in accordance with no. 2 unless already included therein,

or

c) in connection with integrated plants to supply individual floors with heat and hot water as described in no. 4 letter d and in accordance with no. 2 unless already included therein,

7.	the costs of operating elevators and service lifts,

which include the costs of electricity to operate them, the costs of supervising, attending to, monitoring and servicing the lifts, regular inspections to check they are in working order and safe to use, including any necessary adjustments by qualified workers and cleaning the lifts;

8.

the costs of street cleaning and waste removal; street cleaning costs include the charges levied for public cleaning services and the costs of any relevant non-public services; the costs of waste removal specifically include the charges levied for the provision of waste collection services, the costs of any relevant non-public services, the operating costs of the waste compactors, waste chutes and pneumatic refuse collectors and the costs of refuse recording systems including the costs of preparing accounts and allocating expenses;

Appendix 5 to the Rental Agreement between Technologiepark Heidelberg II GmbH & Co. KG and Ascendis Pharma GmbH for areas under lease “Im Neuenheimer Feld 583 (1st floor) and 584 (basement, ground floor and 2nd floor), 69120 Heidelberg”, page 3 of 3

9.	the costs of cleaning and pest control,

cleaning the building includes the costs of cleaning the parts of the building used by all tenants, such as entranceways, corridors, stairs, cellars, attic spaces, laundry rooms, the elevator cabins

10.	the costs of looking after the gardens,

these include the costs of tending to the areas laid out as gardens, including planting new plants and shrubs if necessary, care of playgrounds including the renewal of sand and looking after squares, entranceways and driveways that are not open to public traffic;

11.	the costs of lighting;

these include costs of electricity for the outside lights and lighting in the parts of the building used by all tenants, such as entranceways, corridors, stairs, cellars, attic spaces, and laundry rooms;

12.	the costs of chimney sweeping;

these include the fees for sweeping as laid down in the schedule of fees for the region unless not already treated as costs in connection with no. 4 letter a;

13.	the costs of property and liability insurance,

these specifically include costs for insuring the building against fire, storm & tempest, flood and other natural hazards, glass insurance, liability insurance for the building, the oil tank and the lifts;

14.	the costs of janitor services,

these include the wages, social insurance contributions and all cash-equivalent benefits which the janitor receives for his services from the owner or holder of the heritable building rights which do not relate to maintenance, repair, renewal, redecoration work or administration of the building; whenever the janitor has performed certain tasks, the costs for his work may not be billed as costs pursuant to nos. 2 to 10 and 16;

15.	the costs

a) of operating the joint antenna installation,

these include the costs of electricity to operate the system and costs of regular inspections to check it is in working order, including any adjustments required by a qualified worker or the fees for the use of an antenna installation that does not belong to the building and the fees which arise under copyright law for the onward transmission of cable broadcasts,

or

b) of operating a private distribution system linked to a broadband cable network; this includes the costs corresponding with letter a, plus the regular monthly base fees for the broadband cable connections;

16.	the costs of operating the laundry facilities,

this includes the costs of electricity to operate the facilities, the costs of supervising, servicing and cleaning the facilities, regular inspections to check they are in working order and safe to operate and the costs of water supplies in accordance with no. 2 unless these have already been included therein;

17.	other running costs,

which include running costs as contemplated by § 1 that are not encompassed by nos. 1 to 16.

Appendix 6 to the Rental Agreement between Technologiepark Heidelberg II GmbH & Co. KG and Ascendis Pharma GmbH for areas under lease “Im Neuenheimer Feld 583 (1st floor) and 584 (basement, ground floor and 2nd floor), 69120 Heidelberg”, page 1 of 1

Alteration work re: para. 9.3: on rental area INF 584, ground floor right, south (laboratory side)

1.	Installation of a ladies’ toilet in the room designated as “Kühlraum/Cold storage”

a.	a washbasin, a toilet, floor and walls tiled to the ceiling, lowered ceiling with built-in downlights, primary walling work up to approx. 1.5 m

2.	Installation of a gents’ toilet in the room designated as “Analytik 3/Analytics 3”

a.	as above, but a washbasin, a toilet and a urinal.

3.	Installation of an office in the room designated as “Synthetische Chemie/Synthetic chemistry”.

a.	Delineated by three plasterboard walls reaching to the bare ceiling, planked on both sides, and a wall serving as a room divider to the break area. This office will be floored with carpeting (Anker Albu 618-30). Ceiling: mineral fibre ceiling with installed luminaires. Access is through the existing door to the corridor.

Lager = Storeroom

Labor = Laboratory

Flur = Corridor

There is no obligation to restore the status quo ante prior to the conversion at a later date.

Appendix 7 to the Rental Agreement between Technologiepark Heidelberg II GmbH & Co. KG and Ascendis Pharma GmbH for areas under lease “Im Neuenheimer Feld 583 (1st floor) and 584 (basement, ground floor and 2nd floor), 69120 Heidelberg”, page 1 of 1

Technologiepark Heidelberg Postfach 10 55 20 69045 Heidelberg	Marktplatz 10
Technologiepark Heidelberg II GmbH & Co. KG	69117 Heidelberg
c/o RN Immobilienmanagement GmbH Rhein-Neckar	Campusbüro
Im Neuenheimer Feld 584	Im Neuenheimer Feld 582
69120 Heidelberg	69120 Heidelberg
	Tel.	+49.6221.50257-00
+49.6221.50257-10
	Fax	+49.6221.50257-11
E-Mail techologiepark@heidelberg.de
Web techologiepark-heidelberg.de

3 December 2012

Technologiepark Heidelberg - Biopark, 1. BA

Approval of the conclusion of a rental agreement

re: lease to Ascendis Pharma GmbH

Dear Sir or Madam,

On the basis of the existing contractual arrangements between Technologiepark Heidelberg II GmbH & Co. KG and Technologiepark Heidelberg GmbH, I agree to the lease with the above-mentioned contracting partner after receipt of the declaration of purpose on behalf of Technologiepark Heidelberg GmbH.

Sincerely,

/s/ Dr. André Domin
Dr. André Domin

…

Appendix 8 to the Rental Agreement between Technologiepark Heidelberg II GmbH & Co. KG and Ascendis Pharma GmbH for areas under lease “Im Neuenheimer Feld 583 (1st floor) and 584 (basement, ground floor and 2nd floor), 69120 Heidelberg”

Sender: Ascendis Pharma GmbH

Technologiepark Heidelberg II	Ascendis Pharma GmbH (stamp)
GmbH & Co. KG	Im Neuenheimer Feld 584
Im Neuenheimer Feld 584	D-69120 Heidelberg
69120 Heidelberg	Tel.: +49 6621 43 85 3-0
VAT ID: DE813586261
www.ascendispharma.com

Property: Technologiepark Heidelberg II GmbH & Co. KG Direct debit authorisation

I/We hereby authorise the Lessor to have the rentals and service charges owed for the above-mentioned rental area until revocation debited to my/our account no.: 900 88 61, bank code: 672 500 20

with (name and designation of ~~bank~~/savings bank): Sparkasse Heidelberg

Direct debit authorisation valid as of (first debit): 05/2013.

If my/our account does not have the necessary cover, the credit institution keeping the account shall not be obliged to make the relevant payment. In the event of a failed debit, the Lessor shall be entitled to reject the direct debit authorisation.

(Place, date) Heidelberg, 11 April 2013

/s/ LOTTE SØNDERBJERG

//Signature of Lotte Sønderbjerg//
(Name and address of the account holder)

//Stamp//
Ascendis Pharma GmbH
Im Neuenheimer Feld 584
D-69120 Heidelberg
Tel.: +49 6221 43 85 3-0
VAT ID: DE813586261 www.ascendispharma.com

Status as of: May 2011

Appendix 9 to the Rental Agreement between Technologiepark Heidelberg II GmbH & Co. KG and Ascendis Pharma GmbH for areas under lease “Im Neuenheimer Feld 583 (1st floor) and 584 (basement, ground floor and 2nd floor), 69120 Heidelberg”, page 1 of 1 (translation extends to 2 pages)

Please note before use!

Brief instructions for use of the Parklift 402 – 170

Safety regulations

•	The facility is solely intended for use by passenger cars! No access is permitted other than from the drive-in side!

•	Access to the pit, climbing up to the raised platform and working on the platforms is prohibited!

•	Before parking and removing a car, the platform must be fully lodged in its final upper or lower position.

•	When moving the platform, ensure that neither you nor any other persons or objects are in the within the range of movement of the facility!

•	In the case of dual parklift facilities, for technical stability reasons never park or remove two cars simultaneously but only one at a time!

•	When parking and removing a car always switch on the garage and car lights!

•	Avoid collisions:

•	between your car and the facility when parking or removing a car!

•	when moving the platform between the car and the facility or installed components!

•	Never reverse into a parking bay!

•	Drive onto platform at a measured pace!

•	Look out for abutting edges or potential tripping hazards when on the platform!

•	No persons may be conveyed on the platform!

•	Ensure that no passengers are in the car when parking or removing it!

•	Always remove keys after operation to avoid unauthorised use!

•	Pay attention to children and pets: keep them away from the parking system!

Danger to life and limb!

Unauthorised access to the pit is prohibited!

•	The following must be ensured without fail before work is carried out on park systems by trained personnel:

•	Lower the facility completely!

•	Switch off lockable main switch and lock it so it cannot be activated on its own!

•	Only proceed under raised platforms if these have been secured to prevent them from being lowered even in the event of a tremor or vibration! Secure neighbouring facilities as well!

•	No work may be carried out on hydraulic equipment by staff without special training!

Operating instructions

Parking

Note the maximum permissible weight and dimensions for a car before parking. Remove residual snow and ice from the car in front of the garage. Remove roof racks and ski holders. Push in or remove aerial. Unload baggage; close boot. Do not use the platform with snow chains or spikes. Always position the car on the platform in such a manner as to ensure that no vehicle parts stand out from the platform at the rear or either side. Place positioning aid depending on the vehicle type in question.

Positioning aid upper platform:

Place forward wedges directly in front of the front tyres.

Engage first gear (automatic vehicles: gear lever position P). Pull up parking brake. Switch off engine and close doors.

Positioning aid, lower platform:

Place forward wedges directly in front of the front tyres. Do not drive over the forward wedges.

Leaving the parking space

Look out for persons and objects when backing out into the driving lane.

//2nd column, right//

Controls

Press EMERGENCY SWITCH in an emergency!

EMERGENCY SWITCH can be unlocked by turning the button in a clockwise direction.

Raising the platform

Key:

•	insert

•	turn to the right and hold

•	release. Once the final position is reached, it will automatically turn back.

•	remove.

Lowering the platform

Key:

•	insert

•	turn to the left and hold

Attention: Danger of pinching!

Key:

•	release. Once the final position is reached, the key will automatically turn back.

•	remove

Automobile data (standard facility with a parking space width of 2.30m)

//Right-hand column//

maximum length	5,000mm
maximum width (excl. external rear-view mirror)	1,900mm
maximum height	1,500mm
maximum weight	2,000kg
maximum wheel load	500kg

On special-size facilities refer to the lift force information sign on the platform.

Cars with lowered chassis and cars with front spoilers can only be parked at the driver’s own risk. Cars or station wagons that exceed the dimensions specified in the illustrations may be damaged when parked or when moving the platform.

WÖHR AUTO PARKSYSTEME	Otto Wöhr GmbH
Leonberger Str. 77
D-71292 Friolzheim

In the event of damage or malfunctions, please notify your facility management without delay! You may also address any enquiries about technical problems to our customer service.

//Left-hand column//

Passenger Car

Automobiles over 1.50m in height and station wagons must not be parked on the upper platform. Cars and station wagons up to 1.50m in height may be parked on the lower platform.

Station wagon

Appendix 10 to the Rental Agreement between Technologiepark Heidelberg II GmbH & Co. KG and Ascendis Pharma GmbH for areas under lease “Im Neuenheimer Feld 583 (1st floor) and 584 (basement, ground floor and 2nd floor), 69120 Heidelberg”, 10 pages

Technologiepark Heidelberg	WISAG
Buildings 581, 582, 583, and 584	Facility Management

Fire Regulations

For Technologiepark Heidelberg

Buildings 581, 582, 583, and 584

January 2006	Prepared by: WISAG FM

Technologiepark Heidelberg Buildings 581, 582, 583, and 584	WISAG Facility Management

Overview

1	Safety equipment and facilities, buildings 581, 582, 583, 584	Page 3

2	What to do in the event of fire	Pages 4-5

3	Fire-fighting and safety measures	Page 6

4	Portable fire extinguishers	Pages 7-8

5	Preventive fire protection	Page 9

January 2006	Page 2	Prepared by: WISAG FM

Technologiepark Heidelberg Buildings 581, 582, 583, and 584	WISAG Facility Management

1	SAFETY EQUIPMENT AND FACILITIES IN BUILDINGS 581 to 584

Buildings 581 - 584 are equipped with smoke detectors that automatically trigger an alarm to the fire alarm system and to the Heidelberg fire brigade. Wall-mounted fire hydrants and fire extinguishers are located on each floor; please refer to the escape route plan prominently displayed in the corridors on each floor for their exact location. Each of these wall-mounted hydrant cabinets contains the following

• a fire extinguisher • a fire extinguishing hose under constant water pressure with 30m in hose

The manual fire alarms (push-button alarms) are located in the corridors and staircases.

In the event of a power failure a battery system is automatically activated to ensure the functionality of key technical equipment such as escape route and emergency lighting.

January 2006	Page 3	Prepared by: WISAG FM

Technologiepark Heidelberg Buildings 581, 582, 583, and 584	WISAG Facility Management

2	HOW TO BEHAVE IN THE EVENT OF FIRE

Remain calm and do not panic!

Act quickly!

When reporting a fire, the following information must be included:

•	WHO is reporting? Mention your name.

•	WHAT has happened?

•	WHERE did it happen? Specify the city, street, building, floor, room number.

•	WHAT assistance is required? People in danger, especially hazardous area.

•	WAIT for queries? Do not hang up before the fire brigade centre ends the telephone call.

First report – then extinguish a fire!

Do not use elevators due to danger of asphyxiation!

2.1	General notes regarding statutory obligations:

“Whoever notices or learns about a fire is obliged to report it without delay.”

A fire can be reported on each floor using the installed press-button alarms or by calling the fire brigade (emergency number 112).

After that, call the facility management and control room using the following telephone numbers

Facility management 06221/~~650620~~ 65292-10

0174/3465358.

“According to the German Civil Code/BGB,

every citizen is required to report an

emergency and to give assistance.”

2.1.1	The Security staff office is responsible for preventive fire protection in the rental area DKFZ as well as for emergency personnel on call and in charge of operations in the event of an emergency. If a fire breaks out, the fire brigade arriving on the scene takes over responsibility for operations.

January 2006	Page 4	Prepared by: WISAG FM

Technologiepark Heidelberg Buildings 581, 582, 583, and 584	WISAG Facility Management

2.2	The tasks of the Fire Protection Officer (Brandschutzbeauftragter) include the following in particular:

2.2.1	The need to explore and acquaint himself with his area of responsibility and to rescue persons who may be in danger.

2.2.2	The Fire Protection Officer may make attempts to extinguish fires at his discretion; portable fire extinguishers or wall hydrants are to be used to this end.

2.2.3	An evacuation of the building is carried out by the officers in charge of the fire brigade or police.

In an acute emergency, the Fire Protection Officer is authorised to evacuate his particular area.

2.2.4	The Fire Protection Officer is also responsible for other incidents, such as explosions and bomb threats, etc.

2.3	In case of an incident, each person involved is required to observe the following general rules:

2.3.1	Keep calm!

Make an effort to calm down excited persons! Make an attempt to prevent rash actions!

2.3.2	Establish immediately whether human lives are in danger! Rescue work takes priority over fire-fighting or protecting property!

2.3.3	Proceed through smoky rooms by bending down or crawling on all fours. Breathable air and better vision mostly exist close to the floor! Protecting the mouth and nose with a wet cloth can also be helpful! There are a number of signposts indicating rescue and escape routes on each floor.

Staircases are closed and protected against smoke by means of fireproof locks. Adequate information on emergency exits is also provided on the basement floors.

2.3.4	Endangered persons must be notified without delay and assistance provided if necessary.

2.3.5	In the event of an alarm being sounded (meaning evacuation of the building), all tenants and visitors are required to gather at the designated assembly point. This assembly point may be left only once the firemen in charge give their approval.

January 2006	Page 5	Prepared by: WISAG FM

Technologiepark Heidelberg Buildings 581, 582, 583, and 584	WISAG Facility Management

3	FIRE-FIGHTING AND SAFETY MEASURES

3.1	Use means and resources available to fight a fire until the arrival of the fire brigade. Use portable fire extinguishers or fire hoses from the wall hydrants. Take fire-fighting measures only if you do not endanger yourself in the process.

If possible, easily flammable objects must be removed from the vicinity of the fire. If the initial attempts to extinguish a fire happen to fail, then close all doors and leave the site of the fire for a safe location!

On arrival of the fire brigade, the head of operations of the fire brigade will be in charge. His instructions must be obeyed without fail!

3.2	In case of a fire, the staircases and escape routes must be protected from build-up of smoke. For this reason, please ensure that fire protection doors and doors of smoke compartments are closed at all times.

The function of automatic closure of such doors must be guaranteed at all times. Defects must be reported to the facility management without delay.

January 2006	Page 6	Prepared by: WISAG FM

Technologiepark Heidelberg Buildings 581, 582, 583, and 584	WISAG Facility Management

4	Portable fire extinguishers

The correct use of portable fire extinguishers is also subject to safety rules that must be observed, e.g. when extinguishing fires involving electrical equipment.

1 m minimum distance

Water and electricity are a hazardous combination and may even lead to terminal injuries in unfavourable conditions. For this reason it is essential to keep a certain safety distance when using any fire extinguishers. In the case of electrical equipment with a voltage in excess of 1,000 V, only specially trained skilled personnel may extinguish a fire.

Fire extinguisher types and fire classes

The powder extinguishers located on each floor are suitable for fires involving solid and liquid materials:

A- solid materials, e.g. paper, cardboard, plastics, PCs, printers, photocopiers, furniture

B- liquid materials, e.g. solvents, enamels, oils, paraffin, small electrical appliances

The Carbon dioxide extinguishers in laboratories are suitable for fires involving liquid materials:

B- liquid materials, e.g. solvents, enamels, oils, paraffin, small electrical appliances

January 2006	Page 7	Prepared by: WISAG FM

Technologiepark Heidelberg Buildings 581, 582, 583, and 584	WISAG Facility Management

4.1	Using portable fire extinguishers

Correct use of portable fire extinguishers

The following advice should be noted in order to achieve a speedy success of fire extinguishing measures:

ZH 1/112	CORRECT	WRONG

Fight fire with the wind.

Extinguish extensive fires by starting at the flame root from front to back!

Extinguish dripping and liquid fires from top to bottom!

Extinguish wall fires from bottom to top!

Use an adequate number of fire extinguishers at the same time, not consecutively!

Watch out for re-ignitions!

Do not return fire extinguishers to their brackets after use. Have them refilled!

January 2006	Page 8	Prepared by: WISAG FM

Technologiepark Heidelberg Buildings 581, 582, 583, and 584	WISAG Facility Management

5	PREVENTIVE FIRE PROTECTION

5.1	Escape routes, corridors, anterooms to elevators, stairs, doors, emergency exits and power distribution rooms must be kept clear at all times. Fire-proof and fire-resistant doors must not be kept open using wedges or similar items!

5.2	Cleaning service companies commissioned by the tenant must dispose of waste immediately in the containers made available for this purpose. In the areas designated under 5.1, no waste or cardboard material or any other items may be placed in provisional storage.

5.3	Portable fire extinguishers or fire hoses from the wall hydrants may be used to extinguish incipient fires.

5.4	There is an absolute ban on smoking in all buildings.

5.5	No electric kettles and the like may be used outside the pantries. Electrical appliances in pantries must be placed in a stable position (to ensure that they cannot fall over) on a non-flammable base (e.g. stone). Only appliances bearing the VDE certification label may be used.

5.6	Very special care must be exercised when using welding, cutting and soldering equipment, and the relevant accident prevention regulations must be complied with.

5.7	Custody and storage of flammable liquids is only permissible in the safety cabinets provided to this end. The maximum permissible size of the containers placed in storage must not exceed a volume of 10 litres in the case of unbreakable containers (e.g. stainless steel containers) and a volume of 2.5 litres in the case of fragile containers (e.g. glass).

In laboratories and workshops, the maximum container size for storage outside safety cabinets, for fragile containers (e.g. glass) is 1 litre, and for unbreakable containers (e.g. HDPE) 2.5 litres. In this connection, the total volume of flammable liquids is to be confined to daily requirements.

5.8	For reasons of preventive fire protection, the rooms in the building must be subjected to occasional inspections by the relevant public authority. The rental areas must be kept accessible to such inspections during the normal operating hours.

5.9	These fire regulations are a preventive fire protection measure by order of the competent public authority. Tenants of this building are required to familiarise their employees with these fire regulations. New employees of the tenant must be given a due and proper briefing by the tenant on the special characteristics of the building (with guidance on the location of fire alarm and extinguishing equipment as well as escape routes).

January 2006	Page 9	Prepared by: WISAG FM

Key:

Bau = Building